Exhibit 99.1

UNION PACIFIC CEO TO TAKE MEDICAL LEAVE OF ABSENCE

Omaha, Neb., March 2, 2012 — Union Pacific Corporation announced today that its chairman, president and chief executive officer James R. Young will take a medical leave of absence from his responsibilities as president and chief executive officer while he is being treated for recently diagnosed pancreatic cancer. He will remain chairman of the board during his treatment. Pursuant to a long-established plan for such situations, John J. Koraleski, executive vice president-marketing and sales, will serve as acting president and CEO during Mr. Young’s absence.

Steven Rogel, Union Pacific’s lead independent director, said: “The board has a great deal of confidence in Jack, Rob Knight our CFO, Lance Fritz our head of operations, and the entire management team. We are confident that our company will continue to provide great service to our customers while meeting the financial and safety objectives we have set for ourselves and our shareholders expect.”

Since joining the railroad in 1972, Koraleski has held a number of executive positions including controller of Union Pacific Corporation and executive vice president-finance and chief financial officer of Union Pacific Railroad. He also has held positions in the railroad’s information technologies, real-estate, and administrative departments. He earned both a bachelor’s and master’s degree in business administration from the University of Nebraska at Omaha.

“As Jim undergoes his treatment, he has the prayers and support of all 45,000 employees of the UP Team. Our commitment to him, our customers, and our shareholders is continued strong performance of our Company and another record-setting year for Union Pacific,” Koraleski said.

The use of a medical leave of absence by the chief executive officer is consistent with company policy established several years ago by the board of directors to ensure management continuity in the case of a change in the status of the CEO. The policy and the assignment of an acting CEO are reviewed regularly by the board’s corporate governance and nominating committee.

About Union Pacific

It was 150 years ago that Abraham Lincoln signed the Pacific Railway Act of July 1, 1862, creating the original Union Pacific. One of America’s iconic companies, today Union Pacific Railroad is the principal operating company of Union Pacific Corporation (NYSE: UNP), linking 23 states in the western two-thirds of the country by rail and providing freight solutions and logistics expertise to the global supply chain. From 2000 through 2011, Union Pacific spent more than $31 billion on its network and operations, making needed investments in America’s infrastructure and enhancing its ability to provide safe, reliable, fuel-efficient and environmentally responsible freight transportation. Union Pacific’s diversified business mix includes Agricultural Products, Automotive, Chemicals, Energy, Industrial Products and Intermodal. The railroad serves many of the fastest-growing U.S. population centers and emphasizes excellent customer service. Union Pacific operates competitive routes from all major West Coast and Gulf Coast ports to eastern gateways, connects with Canada’s rail systems and is the only railroad serving all six major Mexico gateways.

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Media contact: Bob Turner at 402-544-5255 or rwturner@up.com

Investor contact: Michelle Gerhardt at 402-544-4227 or mriesenb@up.com

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